Sanomedics Secures $5 Million Revolving Credit Facility With TCA Global Credit Master Fund, LP To Fund Growth And Future Acquisitions

MIAMI, Jan. 13, 2014 /PRNewswire via COMTEX/ -- Sanomedics International Holdings, Inc. (OTCQB: SIMHD) ("Sanomedics"), a medical technology holding company that focuses on game-changing products, services and ideas, today announced that on January 9, 2014, it and all of its wholly owned subsidiaries closed a Senior Secured Revolving Credit Facility of up to $5 million with TCA Global Credit Master Fund, LP ("TCA") to provide operating capital and fund acquisitions.

On the date of closing, $1,000,000 of the Revolving Credit Facility was funded. The Company intends to use the remainder of the facility ($4 million) primarily to fund accretive acquisitions. Additional draws under the facility are available on an as-needed basis, based on a mutually approved formula of eligible receivables and assets, subject to continuing compliance with the terms of the revolving credit facility.

Keith Houlihan, President of Sanomedics International Holdings, Inc., said "The TCA funding and support is another significant step forward in our development and strategic growth plans. This facility and partnership with TCA will demonstrate our funding capabilities and strength in identifying targeted acquisitions and position to execute."

About Sanomedics International Holdings, Inc.

Sanomedics International Holdings, Inc. (OTCQB: SIMHD) is a medical technology holding company that focuses on game changing products, services and ideas - a place where physicians, entrepreneurs, and medical companies can work together to drive innovative technologies through concept, development, and ultimately commercialization. We plan to grow our existing business organically and through strategic acquisitions specifically relating to sleep disorder diagnosis treatments. Sanomedics seeks to acquire sleep therapy operating businesses and our strategy is to integrate a portfolio of world-class products and service providers in the growing Sleep Apnea market. Our goal is to provide Sleep Apnea patients with a reliable and integrated "end-to-end" service platform.

About TCA Global Credit Master Fund, LP

TCA Global Master Fund, TCA, is a short duration, absolute return fund specializing in senior secured lending and advisory services to small, mainly listed companies predominantly in the United States of America, Canada, Western Europe and Australia. TCA's specialist business fills the underserved small-cap lending gap that exists in these leading markets. The TCA team has an unparalleled level of domestic and cross-border expertise, long-standing relationships and a history of comprehensive funding innovations. This reflects in its history of successful, completed transaction and high level of repeat business. Additional information may be found at www.tcaglobalfund.com

Forward Looking Statements

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties (for example, the risk that the acquisition of Prime Time is not consummated), and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The Company's periodic filings with the Securities and Exchange Commission should be viewed for a complete understanding of risk and uncertainty.

Contact: Keith Houlihan, 305-433-7814 305-433-7814 FREE , info@sanomedics.com

SOURCE Sanomedics International Holdings, Inc.

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